Exhibit 99.1

	FOR IMMEDIATE RELEASE TUESDAY, AUGUST 16, 2005 Contact: David J. Vander Zanden President / CEO 920-882-5602	Mary Kabacinski EVP / CFO 920-882-5852

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS RECORD FISCAL 2006 FIRST QUARTER RESULTS

• Net Income Up 8 Percent • Gross Margin Expands 90 Basis Points • Free Cash Flow Improves $20.7 Million

Greenville, WI, August 16, 2005—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported record first quarter fiscal 2006 financial results. Revenues were $358.0 million, a 6 percent increase over the first quarter of fiscal 2005. Net income of $34.6 million for the first quarter of 2006 represents an 8 percent increase over first quarter of the prior fiscal year.

“We are pleased with our first quarter financial performance,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. (the “Company”). “We believe the state funding environment for preK-12 education has improved, and this has resulted in more profitable growth in our revenue base.”

First Quarter Financial Results

Revenues for the first quarter of fiscal 2006 rose 6.0 percent to $358.0 million from $337.8 million. The increase in revenue was due to internal growth of 4.9 percent supplemented by acquired business in the Specialty segment. The internal growth rate reflects the timing effect of starting the Company’s first quarter one week later in the selling season following a 53-week year in fiscal 2005. Gross margin increased 90 basis points to 43.9 percent of revenues from 43.0 percent in the first quarter of fiscal 2005. The expansion in gross margin is primarily related to a higher percentage of proprietary items in the product mix as well as improving market conditions contributing to margin improvement in the Essentials segment (formerly referred to as the Traditional segment).

Operating income for the quarter increased by $2.5 million to $59.6 million as compared to $57.1 million in the first quarter of fiscal 2005. Excluding a $2.7 million charge for costs incurred related to the pending acquisition of the Company, operating income increased by $5.2 million in the quarter, or 9.1 percent. Selling, general and administrative expenses (“SG&A”) as a percent of revenues increased 40 basis points to 26.5 percent from 26.1 percent in the first quarter of fiscal 2005. The increase in SG&A primarily reflects the Company’s marketing and merchandising initiatives in the Specialty segment.

Net income for the quarter was $34.6 million as compared to $32.0 million of net income in the first quarter of fiscal 2005, an 8.1 percent increase. Excluding the $2.7 million of acquisition-related costs noted above, net income was $36.3 million for the quarter, a 13 percent increase versus last year’s first quarter. Diluted earnings per share for the first quarter of fiscal 2006 grew 5.1 percent to $1.44, up from $1.37 in the first quarter of last year. Excluding the acquisition-related costs, diluted earnings per share increased 10.2 percent to $1.51 per share.

“Cash flow for the first quarter of fiscal 2006 was positively impacted by our 53-week fiscal 2005,” said Mary Kabacinski, Chief Financial Officer of School Specialty, Inc. “Cash payments like rent and payroll shifted from fiscal 2006 to the final week of fiscal 2005. We are also seeing sustained improvements in cash as a result of our inventory control efforts.”

Outlook

“We are pleased to confirm our revenue guidance for internal growth of 4 to 7 percent for fiscal 2006 targeting revenues of $1.04 to $1.07 billion and diluted earnings per share in the range of $2.35 to $2.60 before the effect of charges related to the pending acquisition of School Specialty,” said Vander Zanden.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.

Through each of our leading brands, we design, develop and provide preK-12 educators with the latest and very best resources in the areas of early childhood, arts education, reading and literacy, personal effectiveness and character education, coordinated school health, special learning needs, core academics, and career development as well as classroom essentials and learning environments. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty and each of our brands visit http://www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2005 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	July 30, 2005	July 24, 2004
Revenues	$358,037	$337,759
Cost of revenues	200,853	192,355

Gross profit	157,184	145,404
Selling, general and administrative expenses	94,895	88,287
Costs related to the pending sale of School Specialty, Inc.	2,736	—

Operating income	59,553	57,117
Net interest expense	3,209	4,729
Other expense	90	341

Income before provision for income taxes	56,254	52,047
Provision for income taxes	21,658	20,047

Net income	$34,596	$32,000

Weighted average shares outstanding:
Basic	22,857	19,084
Diluted	24,095	24,508

Net income per share:
Basic	$1.51	$1.68
Diluted	$1.44	$1.37

Earnings before interest, taxes, depreciation, intangible amortization and amortization of development costs (EBITDA) reconciliation:
Net income	$34,596	$32,000
Provision for income taxes	21,658	20,047
Net interest expense	3,209	4,729
Depreciation and amortization expense	5,186	4,333
Amortization of development costs	1,157	832

EBITDA	$65,806	$61,941

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	July 30, 2005	April 30, 2005	July 24, 2004
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$4,837	$4,193	$4,276
Accounts receivable	218,854	60,374	202,032
Inventories	145,284	137,578	155,853
Prepaid expenses and other current assets	26,963	39,472	21,686
Deferred taxes	9,829	7,853	5,757

Total current assets	405,767	249,470	389,604
Property and equipment, net	73,313	73,264	64,663
Goodwill and other intangible assets, net	542,173	542,099	519,542
Other	20,552	19,772	20,120

Total assets	$1,041,805	$884,605	$993,929

Liabilities and Shareholders’ Equity
Current maturities—long-term debt	$89,526	$45,991	$498
Accounts payable	107,545	56,792	100,970
Other current liabilities	57,401	32,174	55,539

Total current liabilities	254,472	134,957	157,007
Long-term debt	149,573	149,680	380,496
Deferred taxes and other	56,913	55,423	43,204

Total liabilities	460,958	340,060	580,707
Shareholders’ equity	580,847	544,545	413,222

Total liabilities & shareholders’ equity	$1,041,805	$884,605	$993,929

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Three Months Ended
	July 30, 2005	July 24, 2004
Cash flows from operating activities:
Net income	$34,596	$32,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	5,186	4,333
Amortization of development costs	1,157	832
Amortization of debt fees and other	305	473
Deferred taxes	(450)	—
Gain on disposal of property and equipment	(81)	(15)
Net borrowings under accounts receivable securitization facility	2,800	—
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(161,271)	(149,020)
Inventories	(7,669)	(16,113)
Deferred catalog costs	7,374	7,147
Prepaid expenses and other current assets	5,275	(817)
Accounts payable	50,895	42,786
Accrued liabilities	25,282	16,803

Net cash used in operating activities	(36,601)	(61,591)

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	—	(75)
Additions to property and equipment	(4,168)	(2,799)
Investment in intangible and other assets	(1,275)	—
Investment in development costs	(1,105)	(922)
Proceeds from business dispositions	—	193
Proceeds from disposal of property and equipment	81	18

Net cash used in investing activities	(6,467)	(3,585)

Cash flows from financing activities:
Proceeds from bank borrowings	112,100	122,200
Repayment of debt and capital leases	(68,708)	(55,834)
Proceeds from exercise of stock options	320	717

Net cash provided by financing activities	43,712	67,083

Net increase in cash and cash equivalents	644	1,907
Cash and cash equivalents, beginning of period	4,193	2,369

Cash and cash equivalents, end of period	$4,837	$4,276

Free cash flow reconciliation:
Net cash used in operating activities	$(36,601)	$(61,591)
Additions to property and equipment	(4,168)	(2,799)
Investment in development costs	(1,105)	(922)
Proceeds from disposal of property and equipment	81	18
Net borrowings under accounts receivable securitization facility	(2,800)	—

Free cash flow	$(44,593)	$(65,294)

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2006

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD					% of Revenues
	1Q06-QTD	1Q05-QTD	Change $	Change %	1Q06-QTD	1Q05-QTD
Revenues
Specialty	$189,742	$180,171	$9,571	5.3%	53.0%	53.3%
Essentials	174,543	162,856	11,687	7.2%	48.8%	48.2%
Corporate	160	—	160	100.0%	0.0%	0.0%
Intercompany Eliminations	(6,408)	(5,268)	(1,140)	21.6%	-1.8%	-1.5%

Total Revenues	$358,037	$337,759	$20,278	6.0%	100.0%	100.0%

					% of Revenues
	1Q06-QTD	1Q05-QTD	Change $	Change %	1Q06-QTD	1Q05-QTD
Gross Profit
Specialty	$96,937	$92,719	$4,218	4.5%	61.7%	63.8%
Essentials	60,533	53,766	6,767	12.6%	38.5%	37.0%
Corporate	160	—	160	100.0%	0.1%	0.0%
Intercompany Eliminations	(446)	(1,081)	635	-58.7%	-0.3%	-0.8%

Total Gross Profit	$157,184	$145,404	$11,780	8.1%	100.0%	100.0%

Segment Gross Margin Summary-QTD	1Q06-QTD	1Q05-QTD
Gross Margin
Specialty	51.1%	51.5%
Essentials	34.7%	33.0%
Corporate	100.0%	0.0%
Intercompany Eliminations	7.0%	20.5%
Total Gross Margin	43.9%	43.0%